                                                                    Exhibit 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                                         Eight Months Ended
                                                          Years Ended April 30,                              December 31,
                                        ----------------------------------------------------------      -------------------
                                         1994        1995         1996         1997         1998         1997         1998
                                        ------      -------      -------      -------      -------      -------      -------
Earnings:

Income before extraordinary item and
  contribution to Equity Compensation
  Plan                                  $1,486      $ 8,064      $ 9,079      $10,685      $ 9,727       $ (478)     $(2,757)

Interest expense including amortization
   of debt issuance costs                2,951        4,345        6,630        7,816       13,387        7,356       11,754

Interest portion of Rental Expense         439          428          438          467          436          290          302
                                        ------      -------      -------      -------      -------      -------      ------
Total Earnings                          $4,876      $12,837      $16,147      $18,968      $23,550      $ 7,168      $ 9,299
                                        ======      =======      =======      =======      =======      =======      =======

Fixed Costs:

Interest expenses including
  amortization of debt issuance costs   $2,951      $ 4,345      $ 6,630      $ 7,816      $13,387      $ 7,356       11,754

Interest portion of Rental Expense         439          428          438          467          436          290          302
                                        ------      -------      -------      -------      -------      -------      ------
Total Fixed Charges                     $3,390      $ 4,773      $ 7,068      $ 8,283      $13,823        7,646       12,056
                                        ======      =======      =======      =======      =======      =======      =======
Ratio of Earnings to Fixed Charges        1.44x        2.69x        2.28x        2.29x        1.70x        0.94x        0.77x
                                        ======      =======      =======      =======      =======      =======      =======
